Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-233293) on Form S-8 of CBM Bancorp, Inc. of our report dated March 26, 2021, with respect to the consolidated financial statements of CBM Bancorp, Inc. which report appears in CBM Bancorp, Inc.’s 2020 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Richmond, VA

March 26, 2021